Exhibit No. 99.1
News Release

Firsthand Technology Value Fund Announces

Preliminary Results of Tender Offer

San Jose, CA, January 23, 2015 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, announced today the preliminary results of its tender offer.

As previously announced, the Fund conducted a tender offer for up to $20 million of its issued and outstanding common shares for cash at a price per share equal to 95% of the December 31, 2014 NAV. The December 31, 2014 NAV was $24.4950, and the tender offer price per share is $23.2702, which means the Fund agreed to purchase 859,468 shares. The offer, which expired at 12:00 midnight, New York City time, on January 22, 2015, was oversubscribed. Due to the fact that the number of shares tendered exceeded the maximum amount of its offer, the Fund will purchase shares from tendering shareholders on a pro rata basis.

Based on preliminary information, 4,923,542.5277 shares were tendered, representing approximately 57.5% of the Fund’s common shares outstanding.

These figures do not include shares tendered through notice of guaranteed delivery. The Fund currently expects to announce the final results of the tender offer on Thursday, January 29, 2015.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital.  Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

Cautionary Note Regarding Forward−Looking Statements:

This press release contains “forward-looking statements” as defined under the U.S. federal securities laws. Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects may constitute forward−looking statements for purposes of the safe harbor protection under applicable securities laws. Forward−looking statements can be identified by terminology such as “anticipate,” “believe,” “expect,” “estimate,” “could,” “could increase the likelihood,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward−looking statements involve known and unknown risks, uncertainties and other factors including statements regarding the Fund’s expectation regarding the timing for completing its common stock tender offer, as well as those risks, uncertainties and factors referred to in Fund’s Annual Report on Form 10−K for the year ended December 31, 2013 filed with the SEC under the section “Risk Factors,” as well as other documents that may be filed by the Fund from time to time with the SEC. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward−looking statements contained herein. The Fund is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward−looking statements, whether as a result of new information, future events or otherwise.  The Fund acknowledges that, notwithstanding the forgoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com